Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Semnur,” and “the Company” refer to Semnur Pharmaceuticals, Inc.(formerly known as Denali Capital Acquisition Corp. (“Denali”)) and its subsidiaries, including those periods prior to the consummation of the Business Combination. References to “New Semnur” refer to the business and operations of Semnur Pharmaceuticals, Inc., following the consummation of the business combination between Denali and the Company.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited standalone financial statements and the related notes appearing elsewhere in the Form 8-K (as defined below). In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this proxy statement/prospectus, including those set forth in the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the definitive proxy statement/prospectus, dated August 12, 2025, filed by Denali with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2025 (the “Proxy Statement/Prospectus”). Capitalized terms used but not defined herein have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scilex is attached as an exhibit (the “Form 8-K”) and, if not defined in the Form 8-K, the Proxy Statement/Prospectus.

Overview

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Our lead product candidate, SP-102, if approved, has the potential to become the first FDA-approved non-opioid novel injectable corticosteroid gel formulation for patients with moderate to severe LRP (also known as sciatica), containing no preservatives, surfactants, solvents, or particulates and is expected to be available in a pre-filled syringe formulation following approval by the FDA.

Our guiding principle has always been and remains a patient-first approach, which drives our mission to meet the increasing global demand for more effective and safer non-opioid pain management solutions. Through rigorous research and development, we believe we are on the cusp of establishing Semnur as the preeminent name in commercial non-opioid pain management, specifically targeting the unmet needs in both acute and chronic pain sectors with our innovative and leading therapies. We believe that we have made substantial progress in demonstrating the rapid onset and enhanced tolerability of our product candidate.

We are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label ESI, which are administered over 12 million times annually in the United States. SP-102 has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. Although such designation has been granted, it may not lead to a faster development or regulatory review process and such designation does not increase the likelihood that SP-102 will receive marketing approval. According to a report by Decision Resources Group published in May 2017, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2024.

Semnur was founded in 2013 and we have invested substantial efforts and financial resources on building our intellectual property portfolio and infrastructure. We have conducted PL and toxicology studies, including a Phase 1 PK bridging study, Phase 2 repeat dose study, and a pivotal Phase 3 study. We were acquired by Scilex on March 18, 2019, pursuant to, and in connection with the transactions contemplated by the Semnur Merger Agreement. We expect to continue to make investments in research and development, clinical trials and regulatory affairs to develop our product candidate, SP-102.

We have completed a pivotal Phase 3 study with final results received in March 2022, which results reflected achievement of primary and secondary endpoints, with SP-102 treatment decreasing pain intensity for over a month in sciatica patients and resulting in statistically significant and clinically meaningful improvement in the disability index score while maintaining tolerability comparable to placebo. The Phase 3 study results were published in PAIN® Journal in June 2024, which is the leading journal devoted to pain medicine and research. This Phase 3 study represents a potential significant improvement in treatment of adult patients with sciatica, who struggle with the clinical consequences of no currently FDA approved therapies being available, suboptimal formulations of corticosteroids used off-label and/or excess pain and disability.

We are focused on identifying treatment options for pain management with established mechanisms that have deficiencies in safety, efficacy or patient experience. We believe this approach allows us to potentially leverage the regulatory approval pathway available under Section 505(b)(2) of the FDCA for our product candidate.

Since 2019, we have operated as a majority owned subsidiary of Scilex and our financial results have been historically included in Scilex’s consolidated financial results. We have not previously prepared standalone financial statements. Accordingly, our separate financial statements have been extracted from the accounting records of Scilex.

We have incurred significant net losses to date. Our ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of our current or future product candidates. Our net losses were $1.7 million and $2.6 million for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, we had an accumulated deficit of $117.0 million. These losses have resulted primarily from costs incurred in connection with research and development activities and certain allocated general and administrative costs associated with our operations. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and our net losses may fluctuate significantly from period to period, depending on the timing of and expenditures on our planned research and development activities. Further, the Company’s financial statements for the fiscal years 2024 and 2023 are dependent on assumptions and allocations from the Scilex financial statements that management deems were reasonable and appropriate under the circumstances. Nevertheless, the Company’s financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may have incurred additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in its historical results of operations, financial position and cash flows.

Business Combination

On August 30, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended or restated from time to time in accordance with its terms, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025 and Amendment No. 2 to Agreement and Plan of Merger, dated as of July 22, 2025, the “Merger Agreement”) with Denali and Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger (“Legacy Semnur”) and becoming a wholly owned subsidiary of Denali (collectively, the “Business Combination”).

On September 22, 2025, Denali consummated the Business Combination pursuant to the terms of the Merger Agreement with the Company and Merger Sub (the “Closing”). Pursuant to the Merger Agreement, Denali acquired all of the issued and outstanding equity interests of Legacy Semnur. At the Closing, (i) each outstanding share of Legacy Semnur Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by Semnur or its subsidiaries or shares the holders of which exercise dissenters’ rights of appraisal) automatically converted into the right to receive a number of shares of New Semnur Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement), (ii) each outstanding share of Legacy Semnur Preferred Stock as of immediately prior to the Effective Time automatically converted into the right to receive (a) one share of New Semnur Series A Preferred Stock and (b) one-tenth of one share of New Semnur Common Stock, and (iii) each option to purchase Legacy Semnur Common Stock that was outstanding as of immediately prior to the Effective Time converted into the right to receive an option to purchase a number of New Semnur Common Stock upon substantially the same terms and conditions as were in effect with respect to such option immediately prior to the Effective Time with the exercise price thereof adjusted by the Exchange Ratio. The Merger Consideration transferred to Semnur stockholders and holders of Legacy Semnur Options (given that the Option Exchange Proposal was approved by the Denali shareholders at the Denali Shareholder Meeting) at Closing was 280,500,000 shares of New Semnur Common Stock, which is equal to the quotient of (i) the sum of (A) $2.5 billion plus (B) the product of (1) the aggregate number of shares of Legacy Semnur Common Stock and Legacy Semnur Options issued after the date of the Merger Agreement and outstanding immediately prior to the Effective Time multiplied by (y) 1.25 multiplied by (2) $10.00, divided by (ii) $10.00.

Concurrently with the execution of the Merger Agreement, Scilex and Legacy Semnur entered into the Debt Exchange Agreement (see Note 7 titled “Related Parties” to our interim financial statements included elsewhere in the Form 8-K to which this exhibit is attached for additional information), pursuant to which Scilex shall contribute to Legacy Semnur all amounts (including accrued and unpaid interest thereon, if any) for the Outstanding Indebtedness, in exchange for the issuance by Legacy Semnur to Scilex of that number of shares of Legacy Semnur Preferred Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) that is equal to (a) the sum of the aggregate amount of the Outstanding Indebtedness and the amount that is equal to 10% of such aggregate amount of the Outstanding Indebtedness divided by (b) $11.00 (rounded up to the nearest whole share). As described elsewhere in the Current Report on Form 8-K, at the Effective Time, each share of Legacy Semnur Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, without interest, one share of New Semnur Series A Preferred Stock and one-tenth of one share of New Semnur Common Stock. The Outstanding Indebtedness as of immediately prior to the Closing of the Business Combination was $54,236,058 which was exchanged for an aggregate 5,423,606 shares of Legacy Semnur Preferred Stock prior to the Effective Time pursuant to the Debt Exchange Agreement, and then at the Effective Time, such shares were exchanged for 5,423,606 shares of New Semnur Series A Preferred Stock and 542,361 shares of New Semnur Common Stock.

The financial statements included elsewhere in the Form 8-K to which this exhibit is attached are those of Semnur Pharmaceuticals, Inc. (now known as “Semnur, Inc.”) prior to the completion of such Business Combination. Additionally, in connection with the completion of the Business Combination, Denali was renamed to, and will operate as, “Semnur Pharmaceuticals, Inc.” The New Semnur Common Stock and New Semnur Warrants began trading on the OTC Markets under the new ticker symbol “SMNR” and “SMNRW”, respectively, on September 23, 2025.

The Business Combination was accounted for as a reverse recapitalization. Because Scilex controlled Legacy Semnur before the Business Combination and will also control New Semnur following the Business Combination, Denali was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Semnur issuing stock for the net assets of Denali, accompanied by a recapitalization whereby the net assets of Denali will be stated at historical cost and no goodwill or other intangible assets are recorded.

Comparability of Our Results and Our Relationship with Scilex

We currently operate as a majority owned subsidiary of Scilex. As a result, our historical financial statements may not be reflective of what our results of operations would have been had we been a standalone public company and no longer a majority owned subsidiary of Scilex. In particular, certain clinical trial management, regulatory, information technology, legal, accounting and finance, facilities and other corporate and infrastructural functions have historically been provided to us by Scilex. We expect that Scilex will continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees pursuant to the Transition Services Agreement that was executed in connection with closing of the Business Combination. The costs associated with these services and support were allocated to our operating expenses based on the estimated percentage of time certain Scilex employees spent supporting the SP-102 program, and we expect to incur other costs to replace the services and resources that will not be provided by Scilex. We will also incur additional costs as a standalone public company. As a standalone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Scilex. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an ERP system, while our systems are currently being fully supported by Scilex.

Components of Our Results of Operations

Operating Expenses

Research and Development

Research and development expenses are expensed when incurred and consist primarily of direct and allocated costs incurred for our research activities, including the development of our product candidate, and include:

•	direct costs related to clinical trials, including contract manufacturing and supply;

•

allocated portion of salaries, benefits and other related costs, including stock-based compensation expense for Scilex personnel engaged in research and development functions related to the SP-102 program;

•	allocated costs of facilities and support services incurred by Scilex used in drug development related to the SP-102 program; and

•	direct and allocated costs related to outside consultants engaged in research and development functions related to the SP-102 program.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our lead product candidate, SP-102, currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our clinical trials for SP-102.

General and Administrative

General and administrative expenses consist primarily of allocated costs related to salaries and other related costs, including stock-based compensation, for personnel in Scilex’s executive, marketing, finance, corporate and business development and administrative functions. General and administrative expenses also include allocated professional fees for legal, patent, accounting, auditing, tax and consulting services.

We expect that our general and administrative expenses will vary year over year in the future as we adapt our strategies to changes in the business environment. We also expect to incur increased expenses as a result of operating as a public company after the Closing of the Business Combination, including expenses related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to allocate additional expenses relating to administrative, finance legal, and other corporate functions to adapt to the changes above and the anticipated growth of our business.

Results of Operations

The following tables summarize our results of operations for the six months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023, together with the changes in those items in dollars (in thousands):

	Six Months Ended June 30,
	2025	2024	Change
Operating expenses:
Research and development	$689	$1,240	$(551)
General and administrative	975	1,376	(401)

Total operating expenses	1,664	2,616	(952)
Loss from operations	(1,664)	(2,616)	952

Net loss	$(1,664)	$(2,616)	$952

	Year Ended December 31,
	2024	2023	Change
Operating expenses:
Research and development	$1,709	$1,621	$88
General and administrative	2,981	1,640	1,341

Total operating expenses	4,690	3,261	1,429

Loss from operations	(4,690)	(3,261)	(1,429)

Net loss	$(4,690)	$(3,261)	$(1,429)

Comparison of the Six Months Ended June 30, 2025 and 2024

Research and Development Expenses

The following table summarizes research and development expenses for the six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,
	2025	2024	Changes
SP-102
Contracted R&D	$177	$949	$(772)
Personnel including stock-based compensation	477	262	215
Other	35	29	6

Total research and development expenses	$689	$1,240	$(551)

Total research and development expenses for the six months ended June 30, 2025 and 2024 were $0.7 million and $1.2 million, respectively. The decrease of $0.6 million was primarily attributed to a $0.8 million decrease in contracted R&D expenses, of which $0.6 million was due to lower chemistry manufacturing and controls costs related to drug supply of SP-102, offset by an increase of $0.2 million in allocated personnel payroll costs.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2025 and 2024 were $1.0 million and $1.4 million, respectively. The decrease of $0.4 million was primarily due to a decrease in allocated personnel payroll costs of $0.6 million, offset by an increase of $0.2 million in professional services expense.

Comparison of the Years Ended December 31, 2024 and 2023

Research and Development Expenses

The following table summarizes research and development expenses for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023	Changes
SP-102
Contracted R&D	$1,160	$1,299	$(139)
Personnel including stock-based compensation	492	258	234
Other	57	64	(7)

Total research and development expenses	$1,709	$1,621	$88

Total research and development expenses for the years ended December 31, 2024 and 2023 were $1.7 million and $1.6 million, respectively. The increase of $0.1 million was primarily attributed to an increase of $0.2 million from allocated personnel costs and an increase of $0.1 million from consulting costs, offset by a decrease of $0.2 million in chemistry manufacturing and controls costs related to drug supply of SP-102.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2024 and 2023 were $3.0 million and $1.6 million, respectively. The increase of $1.4 million was primarily attributed to an increase of professional services expense of $1.7 million, offset by a decrease of $0.3 million in allocated stock-based compensation expense.

Liquidity and Capital Resources

As of June 30, 2025, we had cash and cash equivalents of approximately $55,000. During the six months ended June 30, 2025, we had operating losses of $1.7 million and negative cash flows from operations of $0.1 million. We had an accumulated deficit of approximately $117.0 million as of June 30, 2025. As of December 31, 2024, we had cash and cash equivalents of approximately $12,000. During the year ended December 31, 2024, we had operating losses of $4.7 million and negative cash flows from operations of $4.9 million. We had an accumulated deficit of approximately $115.4 million as of December 31, 2024. We are dependent upon Scilex and its affiliates to provide services and funding to support our operations until, at least, such time as external financing is obtained. We expect to incur significant expenses and operating losses for the foreseeable future as we continue our efforts to develop and seek regulatory approval for SP-102.

Future Liquidity Needs

We estimate that our planned operating expenses will be approximately $21.0 million during the next twelve months, which includes the cost of clinical work of approximately $10.0 million. We do not anticipate significant increases in our costs of clinical work during this period.

In the twelve months following the consummation of the Business Combination, we expect our primary sources of liquidity to include our existing cash on hand and continued support from Scilex pursuant to the Transition Services Agreement and we are currently exploring various financing alternatives, including new credit facilities, non-dilutive financing options, such as collaborations with international partners to out-license SP-102, debt financings and royalty financings, and equity financing options, such as standby equity purchase arrangements or private placements.

In connection with the Closing of the Business Consumption, we entered into the Transition Services Agreement with Scilex, for a term of three years, pursuant to which the Company will utilize certain employees and other service providers of Scilex to operate its business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. We expect to receive approximately $2.0 million of continued support from Scilex, inclusive of fees, in the twelve months following the consummation of the Business Combination. The continued support from Scilex is expected to consist of (a) clinical support to run the planned Phase 3 trial for approximately $0.8 million, (b) CMC manufacturing support for approximately $0.7 million, (c) general and administrative support, such as human resources, legal and accounting, for approximately $0.4 million and (d) IT support for approximately $0.1 million.

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidate, SP-102;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidate;

•	the costs of manufacturing our product candidate;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which our product candidate, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products or product candidates we develop and commercialize;

•	any product liability or other lawsuits related to our current or future product candidates;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Should the clinical programs of our product candidate not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity offerings, debt financings, collaborations, government contracts or other capital sources, including potential collaborations with other companies or other strategic transactions.

We cannot be certain that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities, it could result in dilution to our existing stockholder or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term, but we may have to relinquish valuable rights to our product candidate or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to delay, scale back or discontinue the development of our product candidate.

We are dependent upon Scilex and its affiliates to provide services and funding to support our operations until, at least, such time as external financing is obtained. We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, suspension or winding down of clinical development programs and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidate, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued. See Note 2 titled “Liquidity and Going Concern” of the notes to our annual and interim financial statements included elsewhere in the Form 8-K to which this exhibit is attached for additional information. Our existing cash and cash equivalents may be insufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Six Months Ended June 30,
	2025	2024
Net cash and cash equivalents (used for) provided by:
Operating activities	$(131)	$(3,060)
Financing activities	174	3,063

Net change in cash and cash equivalents	$43	$3

	Year Ended December 31,
	2024	2023
Net cash and cash equivalents (used for) provided by:
Operating activities	$(4,891)	$(1,677)
Financing activities	4,891	1,661

Net change in cash and cash equivalents	$—	$(16)

Cash Flows from Operating Activities

For the six months ended June 30, 2025, net cash used for operating activities was approximately $0.1 million, attributable to our net loss of $1.7 million, partially offset by stock-based compensation of $0.2 million and changes in operating assets and liabilities that provided $1.4 million of cash.

For the six months ended June 30, 2024, net cash used for operating activities was approximately $3.1 million, attributable to our net loss of $2.6 million and changes in operating assets and liabilities that used $0.9 million of cash, partially offset by stock-based compensation of $0.4 million.

For the year ended December 31, 2024, net cash used for operating activities was approximately $4.9 million, attributable to our net loss of $4.7 million and changes in operating assets and liabilities that used $0.9 million of cash, partially offset by stock-based compensation of $0.7 million.

For the year ended December 31, 2023, net cash used for operating activities was approximately $1.7 million, attributable to our net loss of $3.3 million, partially offset by stock-based compensation of $0.8 million, and changes in operating assets and liabilities that provided $0.8 million of cash.

Cash Flows from Financing Activities

For the six months ended June 30, 2025, net cash provided by financing activities was $0.2 million and was due to $2.5 million of proceeds related to loans from Scilex, offset by $2.3 million of payments of deferred offering costs.

For the six months ended June 30, 2024, net cash provided by financing activities was $3.1 million and was due to proceeds related to loans from Scilex.

For the year ended December 31, 2024, net cash provided by financing activities was $4.9 million and was due to $10.9 million of proceeds related to loans from Scilex, offset by $6.0 million of payments of deferred offering costs.

For the year ended December 31, 2023, net cash provided by financing activities was $1.7 million and was due to proceeds related to loans from Scilex.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our financial statements which are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of operating expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results may occur as circumstances change and additional information becomes known.

While our significant accounting policies are described in greater detail in Note 3 titled “Significant Accounting Policies” of our annual financial statements included in the Proxy Statement/Prospectus beginning on page F-64 thereto, we believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that include, but are not limited to certain assumptions used to calculate the fair value of Scilex stock option awards, as well as percentage of time certain Scilex employees spent supporting our SP-102 program, which is used to calculate the amount of operating expenses allocated from Scilex as discussed in the section “Carve-Out Method” in Note 1 titled “Nature of Operations and Basis of Presentation” of our financial statements included elsewhere in the Form 8-K to which this exhibit is attached.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation which establishes accounting for equity instruments exchanged for employee and consulting services.

We did not have our own equity incentive plans for the years ended December 31, 2024 and 2023, other than the 2024 Stock Option Plan described below. However, certain shared employees of Scilex who provide services and support activities related to us, also participate in Scilex’s stock-based compensation plans. The stock-based compensation for such employees is allocated and attributed to our financial statements based on the estimated percentage of their time spent supporting the SP-102 program.

On August 30, 2024, our board of directors adopted the 2024 Stock Option Plan and approved the grant of Non-statutory Stock Options (“NSOs”) to the members of our executive team and certain shared employees of Scilex, who provide services and support activities related to us, to purchase an aggregate of 40,000,000 shares of our common stock initially at an exercise price of $1.24 per share, which was then updated to $1.58 per share on December 28, 2024 to reflect the updated per share value of the Company’s common stock as of August 30, 2024.

Stock-based compensation cost is measured at the grant date, based on the fair value of the award determined using the Black-Scholes option pricing model, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period. We account for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, we determine the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since we do not have historic exercise behavior. We determine an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. We use these estimates, in conjunction with the fair value of Scilex’s common stock, risk-free interest rate, and the expected dividend yield as inputs in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our statement of operations.

Recent Accounting Pronouncements

There have been no changes to our discussion of recent accounting pronouncements as described in Note 3 titled “Significant Accounting Policies” of the notes to our annual financial statements included elsewhere in the Form 8-K to which this exhibit is attached.

Quantitative and Qualitative Disclosures About Market Risk.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide the information otherwise required under Item 305 of Regulation S-K.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules, other than as discussed below.

Subsidiary Guarantee to Oramed Note

On September 21, 2023, Scilex entered into, and consummated the transactions contemplated by, a Securities Purchase Agreement (the “Scilex-Oramed SPA”) with Oramed and the Agent (as defined below), pursuant to which, among other things, Scilex issued to Oramed the Oramed Note. In connection with the Scilex-Oramed SPA, Scilex and each of its subsidiaries, including the Company (collectively, the “Guarantors”), entered into a subsidiary guarantee (as amended, the “Subsidiary Guarantee”) with Oramed and Acquiom Agency Services LLC, as the collateral agent for the holders of the Oramed Note (the “Agent”), pursuant to which, the Guarantors have agreed to guarantee and act as surety for payment of the Oramed Note and any additional notes issued by Scilex in full or partial substitution of the Oramed Note. As of the consummation of the Business Combination, Semnur is no longer a Guarantor under the Subsidiary Guarantee.

Related Party Transactions

For a description of our related party transactions, see the section of the Form 8-K to which this exhibit is attached titled “Certain Relationships and Related Party Transactions — Certain Transactions of Semnur.”

Emerging Growth Company

An “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Semnur has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in the rules of GAAP or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

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an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

New Semnur will qualify and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which New Semnur has total annual gross revenue of at least $1.235 billion, or (c) in which New Semnur is deemed to be a large accelerated filer, which means the market value of the common equity of New Semnur that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Semnur has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Semnur is a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K because New Semnur has annual revenues of less than $100 million and has a public float of less than $700 million.